UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

(Name of Registrant as Specified in its Charter)

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July 22, 2013

Dear Fellow Stockholder:

In connection with our previously scheduled special meeting of stockholders to be held July 16, 2013, one of our stockholders filed a complaint against us in the United States District Court for the District of Delaware. The complaint alleged that our prior proxy statement materials, dated June 21, 2013, impermissibly bundled two distinct proposals into one proposal for consideration by our stockholders. While the Company continues to believe that its prior presentation of a single proposal was consistent with the applicable rules, the Company has decided to re-solicit the proxies of our stockholders to give our stockholders the opportunity to vote on two separate proposals, and to explain the ramifications of the various options presented. To allow sufficient time for stockholders to consider and vote on the Company’s new proposals, we have postponed the Special Meeting of the Stockholders of Geospace Technologies Corporation. We will hold the meeting at 9:00 a.m. on August 20, 2013 at our corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. The enclosed proxy card is different from the proxy card you previously received from us in connection with our previously scheduled special meeting of stockholders that was to be held July 16, 2013.

Your vote is important. Please complete and mail your new proxy card promptly, whether or not you plan to attend the special meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/37364X.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The Board of Directors recommends that you vote (i) FOR the amendment of the 1997 Key Employee Stock Option Plan and (ii) FOR ratification of certain stock options issued under the 1997 Key Employee Stock Option Plan.

Thank you for your cooperation. The rest of the Board of Directors and I look forward to seeing you at the meeting.

Very truly yours,

/s/ Gary D. Owens
Gary D. Owens Chairman of the Board, President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

July 22, 2013

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 20, 2013

A Special Meeting of the Stockholders of Geospace Technologies Corporation will be held at 9:00 a.m. (Houston time) August 20, 2013, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, for the following purposes:

(1) to approve an amendment of the Company’s 1997 Key Employee Stock Option Plan

(2) to ratify the grant of certain stock options issued under the Company’s 1997 Key Employee Stock Option Plan

The holders of record of Geospace Technologies Corporation common stock at the close of business on July 22, 2013 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Thomas T. McEntire
Thomas T. McEntire Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/37364X.

Geospace Technologies Corporation

PROXY STATEMENT

July 22, 2013

The Board of Directors of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the special meeting of stockholders to be held at 9:00 a.m. on August 20, 2013, at the Company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and for any adjournment thereof.

The Company recently realized that it had granted certain stock options pursuant to its 1997 Key Employee Stock Option Plan (the “Plan”) after the original expiration date of the Plan, and voluntarily informed The NASDAQ Stock Market LLC (“NASDAQ”) of the matter. The Company was subsequently advised by NASDAQ that the Company had violated the shareholder approval requirements of NASDAQ. In order to regain compliance with the NASDAQ rules, the Company issued our prior proxy statement materials, dated June 21, 2013 (the “Prior Proxy Statement”), calling for a special meeting of the Company’s stockholders to be held July 16, 2013 in order to seek stockholder approval of an amendment to the Plan extending its term.

One of our stockholders filed a complaint against us in the United States District Court for the District of Delaware alleging that our Prior Proxy Statement materials impermissibly bundled two distinct proposals into one proposal for consideration by our stockholders. While the Company continues to believe that its prior presentation of a single proposal was consistent with the applicable rules, the Company has decided to reschedule the special meeting of our stockholders and re-solicit the proxies of our stockholders to give our stockholders the opportunity to vote on two separate proposals, and to explain the ramifications of the various options presented. We apologize for any inconvenience, and ask that our stockholders disregard our Prior Proxy Statement and the proxies solicited in connection with our Prior Proxy Statement.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock at the close of business on July 22, 2013. On July 24, 2013, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card and this proxy statement at http://materials.proxyvote.com/37364X. On July 29, 2013, the Company will mail hard copies of these proxy materials to stockholders who have previously elected to receive printed copies.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On July 19, 2013, there were 12,911,316 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Gary D. Owens and Thomas T. McEntire as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the amendment of the 1997 Key Employee Stock Option Plan and (ii) FOR ratification of certain stock options issued under the 1997 Key Employee Stock Option Plan.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

No matters other than those described in this proxy statement are to be considered at the meeting.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The proposals to be considered at the meeting will be passed if the proposal receives the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be Held on August 20, 2013

Pursuant to the Securities and Exchange Commission rules related to the Internet availability of proxy materials, we have chosen to make this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy available via the Internet at http://materials.proxyvote.com/37364X.

PROPOSAL 1 : APPROVAL OF AMENDMENT TO 1997 KEY EMPLOYEE STOCK OPTION PLAN OF THE

COMPANY TO EXTEND ITS TERM

Our Board of Directors (the “Board”) is submitting for stockholder approval the amendment (the “Amendment”) of our 1997 Key Employee Stock Option Plan (as amended from time to time, the “Plan”, and as amended by the Amendment, the “Amended 1997 Plan”), a copy of which is attached hereto as Exhibit A. The Amended 1997 Plan is a broad-based incentive plan that provides for the granting of awards to our key employees. The Company has previously discussed its 1997 Non-Employee Director Plan (the “Director Plan”) and its 1999 Broad-Based Option Plan (the “Broad-Based Plan”), neither of which are proposed to be amended. At this time, no additional awards may be granted under the Director Plan or the Broad-Based Plan according to their terms.

The Amendment is intended to retroactively extend the term of the Plan until November 14, 2017 as under the technical provisions of the Plan the term expired on November 14, 2007. The Amended 1997 Plan is consistent in substance with the original Plan prior to the Amendment. The following is a summary of the Amended 1997 Plan:

•	Additional restrictions on repricing and extensions of exercisability of stock options are included.

•	Updates provisions relating to award exercise methods and tax withholding are included.

•	The date after which no awards may be granted is extended to November 14, 2017.

•	No additional shares are authorized above the shares previously authorized under the original Plan approved by our stockholders.

•	The aggregate number of shares of Common Stock that will be available for issuance under the Amended 1997 Plan is approximately 184,350 shares.

Since August 1, 2001, the Company has only issued stock options under the Plan. If the Amendment is approved, the Compensation Committee and the Board contemplate that stock options may be issued in the future. Although allowed by the Amended 1997 Plan, neither the Compensation Committee nor the Board currently anticipates granting restricted stock awards to executives or other employees in the foreseeable future.

The Amended 1997 Plan is proposed to enable us to provide a means to continue to attract able employees and to provide a means whereby those individuals upon whom the responsibilities rest for our successful administration and management, and whose present and potential contributions are of importance, can acquire and maintain ownership of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby strengthening their concern for the Company’s welfare. A further purpose of the Amended 1997 Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth. Accordingly, the Amended 1997 Plan provides for the following:

•

discretionary grants to our employees or the employees of our subsidiary corporations of stock options that constitute incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) (“Incentive Stock Options”); and

•

discretionary grants to our employees (or employees of our affiliates, such as our wholly-owned and majority-owned subsidiaries) of stock options that do not constitute Incentive Stock Options (“Non-statutory Stock Options”).

The Board adopted the Amended 1997 Plan on May 2, 2013, subject to stockholder approval at the Special Meeting. If the Amended 1997 Plan is not approved by our stockholders at the Special Meeting, then no future awards will be granted under the Plan. The Plan is our only existing compensatory plan under which equity awards relating to shares of Common Stock may be granted to our key employees. As of July 19, 2013, the aggregate number of shares of Common Stock that remain available to be issued under the Plan, and will be available under the Amended 1997 Plan, is approximately 184,350 shares.

Reasons the Board Recommends Voting For Approval of the Plan Amendment

The Board believes that encouraging our employees to own shares of our Common Stock fosters broad alignment between the interests of employees and the interests of our stockholders. The Board also believes that extending and continuing the Plan will bring the Company into compliance with NASDAQ listing requirements, and will further help us to attract, motivate and retain talented, qualified employees.

Other Matters Considered by the Board

In determining whether to extend the term of the Plan and to recommend the Amended 1997 Plan to our stockholders for approval, the Board also considered a stockholder cost analysis, burn rate analysis and voting power dilution analysis prepared by an independent third party consultant (the “Plan Consultant”). The Plan Consultant’s analysis includes an estimate that the stockholder cost percentage resulting from the extension of the Amended 1997 Plan from and after the date of this proxy statement could be 3.74%, which is below the acceptable dilutive impact threshold noted by the Plan Consultant. The stockholder cost percentage was computed by the Plan Consultant as the estimated cost to stockholders of the Amended 1997 Plan’s extension from and after the date of this proxy statement expressed as a percentage of the Company’s estimated total market value. The Plan Consultant’s analysis indicated that the Company’s average burn rate of stock options over the 2012, 2011 and 2010 fiscal years was 0.35% (calculated utilizing the Plan Consultant’s internal burn rate formula), as compared to an industry burn rate threshold of 4.57%. The Plan Consultant’s analysis indicated that the Company’s average burn rate of stock options over the 2012, 2011, 2010, 2009, and 2008 fiscal years was 0.70%. The average burn rates over such three and five year periods were calculated by the Plan Consultant as the average of the number of shares underlying awards granted in each such fiscal year divided by the weighted average common shares outstanding for that fiscal year. The Plan Consultant’s burn rate formula differs from our internal burn rate formula in that it applies a multiplier to “full value awards” (shares underlying restricted stock awards and other full value awards for which the participant does not pay for the shares), resulting in a higher burn rate. The Plan consultant’s analysis includes an estimate that the voting power dilution (on a fully diluted basis) result from the extension of the Plan from and after the date of this proxy statement could be 3.88%, which is below the 10.23% voting power dilution percentage noted by the Plan Consultant.

Potential Impacts of Approval by Stockholders of the Amended 1997 Plan

The Board believes that adopting the Amendment is in the best interest of the stockholders as the Board believes that granting equity-based compensation will incentivize our employees to work to achieve stock price appreciation and will better enable us to attract and retain talented, qualified employees. Additional grants of options to the Company’s key employees under the Amended 1997 Plan would dilute the interests of stockholders as the number of shares outstanding on a fully diluted basis would increase. While it is not possible to predict with precision the dilutive effect that the approval of the Amendment may have on our stockholders, as noted above, the Plan Consultant’s analysis indicates that the stockholder cost percentage resulting from the extension of the Plan from and after the date of this proxy statement is estimated to be 3.74%.

Equity Compensation Plan Information

The following equity plan information is accurate as of September 30, 2012:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	245,356	(2)	$13.93	(2)	184,350	(3)
Equity Compensation Plans Not Approved by Security Holders (1)	600		$4.25		38,000

(1)	The securities are to be issued pursuant to the Company’s 1999 Broad-Based Option Plan. A description of such plan is provided in Note 13 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on December 12, 2012.
(2)	Includes the Relevant Options (as defined below in Proposal 2).
(3)	The number of securities remaining available under the Plan assumes adoption of this proposal by the stockholders.

Summary of the Amended 1997 Plan

Below is a summary of the terms of the Amended 1997 Plan that is qualified in its entirety by reference to the full text of the Plan and the Amendment which is attached to this Proxy Statement as Exhibit A.

Administration

The Amended 1997 Plan is administered by the Compensation Committee of the Company’s Board or another committee (or a subcommittee thereof), each appointed by the Board of Directors (the “Committee”) that is comprised solely of two or more non-employee directors who also qualify as “outside directors” (within the meaning assigned to such term under Section 162(m) of the Code (“Section 162(m)”)) and as “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act.

The Committee will have full authority, subject to the terms of the Amended 1997 Plan, to establish rules and regulations for the proper administration of the Amended 1997 Plan, to select the employees to whom awards are granted, and to set the dates of grants, the types of awards that shall be made (whether Non-statutory Stock Options or Incentive Stock Options) and the other terms of the awards. When granting awards, the Committee will consider such factors as an individual’s duties and present and potential contributions to our success and such other factors as the Committee in its discretion shall deem relevant. The Committee may also correct any defect or supply any omission or reconcile any inconsistency in the Amended 1997 Plan or in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect.

Number of Shares Subject to the Amended 1997 Plan and Award Limits

The aggregate maximum number of shares of Common Stock that may be issued under the Amended 1997 Plan is 2,250,000 shares (adjusted to reflect the Stock Split) (the “Plan Share Limit”). As of the date of this proxy statement the number of shares of Common Stock remaining available for issuance under the Amended 1997 Plan (subject to stockholder approval of the Amended 1997 Plan) was 184,350 shares. The number of shares of Common Stock that are the subject of awards under the Amended 1997 Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanged for awards that do not involve shares will again immediately become available to be issued pursuant to awards granted under the Amended 1997 Plan. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares will be treated as shares that have been issued under the Amended 1997 Plan and will not again be available for issuance under the Amended 1997 Plan. If shares of Common Stock are tendered in payment of an option price of an option, those shares will not be available for issuance under the Amended 1997 Plan.

The aggregate number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Amended 1997 Plan is also 2,250,000 shares (adjusted to reflect the Stock Split). The maximum aggregate number of shares of Common Stock that may be subject to options granted in any one calendar year to any one employee is 800,000 shares (as adjusted following the Stock Split), determined as of the dates of grant.

The limitations described above may be adjusted upon a subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend on Common Stock, or other increase or reduction in the number of shares of Common Stock outstanding without receipt of consideration by the Company.

Eligibility

All of our (and our affiliates’) key employees are eligible to participate in the Amended 1997 Plan. The selection of those employees from among those eligible, who will receive Incentive Stock Options and Non-statutory Stock Options or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to our key employees and key employees of our subsidiary corporations. We currently have six executive officers and approximately 75 other employees who would be eligible to participate in the Amended 1997 Plan.

Term of the Amended 1997 Plan

The Amendment will be effective as of May 2, 2013, the date of its adoption by the Board, and will retroactively extend the term of the Plan from its original expiration of November 14, 2007 to November 14, 2017, provided the Amendment is approved by our stockholders at the Special Meeting. No further awards may be granted under the Amended 1997 Plan after November 14, 2017, and the Amended 1997 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. The Board in its discretion may terminate the Amended 1997 Plan at any time with respect to any shares of Common Stock for which awards have not theretofore been granted.

Stock Options

a. Term of Option. The term of each option will be as specified by the Committee at the date of grant but shall not be exercisable more than ten years after the date of grant. The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the option agreement that evidences each option grant.

b. Option Price. The option price will be determined by the Committee and may not be less than the fair market value of a share of Common Stock on the date that the option is granted.

c. Repricing Restrictions. Except for adjustments for certain changes in the Common Stock, the Committee may not, without the approval of our stockholders, amend any outstanding option agreement that evidences an option grant to lower the option price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price). In addition, the Committee may not lower the option price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price) to the extent that doing so would subject the holder to additional taxes under Section 409A of the Code (“Section 409A”).

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes our stock or the stock of a subsidiary of ours, then the term of the option may not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

e. Size of Grant. Subject to the limitations described above under the section “Number of Shares Subject to the Amended 1997 Plan and Award Limits,” the number of shares for which an option is granted to an employee will be determined by the Committee.

f. Status of Options. The status of each option granted to an employee as either an Incentive Stock Option or a Non-statutory Stock Option will be designated by the Committee at the time of grant. Unless an option is specifically characterized by the Committee as an Incentive Stock Option it will be a Non-statutory Stock Option. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be Non-statutory Stock Options.

g. Payment. The option price upon exercise may be paid by an optionee in any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the option price under the option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or one of our executive officers) or (c) any other form of payment which is acceptable to the Committee.

h. Option Agreement. All options will be evidenced by a written agreement containing provisions consistent with the Amended 1997 Plan and such other provisions as the Committee deems appropriate. The terms and conditions of the respective option agreements need not be identical. The Committee may, with the consent of the participant, amend any outstanding option agreement in any manner not inconsistent with the provisions of the Amended 1997 Plan, including amendments that accelerate the exercisability of the option.

Corporate Change and Other Adjustments

The Amended 1997 Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee generally may accelerate the vesting of options, cancel options and cause us to make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, subject to certain conditions, having some or all of the then outstanding options (whether vested or unvested) assumed or having a new award of a similar nature substituted for some or all of their then outstanding options under the Amended 1997 Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change). The Amended 1997 Plan provides that a Corporate Change occurs if (i) we are not the surviving entity in any merger or consolidation or other reorganization (or we survive only as a subsidiary of an entity other than an entity that was directly or indirectly wholly-owned by us immediately prior to such merger, consolidation or other reorganization), (ii) we sell, lease or exchange all or substantially all of our assets to any other person (other than an entity that is directly or indirectly wholly owned by us), or (iii) we are to be dissolved. With respect to awards under the Amended 1997 Plan other than options, upon changes in our capitalization the Committee generally may make appropriate adjustments to the awards.

The maximum number of shares that may be issued under the Amended 1997 Plan and the maximum number of shares that may be issued to any one individual and the other individual award limitations, as well as the number and price of shares of Common Stock or other consideration subject to an award under the Amended 1997 Plan, will be appropriately adjusted by the Committee in the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after an award is granted.

Transferability

An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or such employee’s guardian or legal representative. All other awards under the Amended 1997 Plan are not transferable other than by will or the laws of descent and distribution.

Amendments

The Board may from time to time amend the Amended 1997 Plan; however, any change that would impair the rights of a participant with respect to an award theretofore granted will require the participant’s consent. Further, without the prior approval of our stockholders, the Board may not amend the Amended 1997 Plan to change the class of eligible individuals, increase the number of shares of Common Stock that may be issued under the Amended 1997 Plan, or amend or delete the provisions of the Amended 1997 Plan that prevent the Committee from amending any outstanding option agreement to lower the option price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price).

Federal Income Tax Aspects of the Amended 1997 Plan

The following discussion summarizes certain material U.S. Federal income tax consequences to us and U.S. holders with respect to the acquisition, ownership, exercise or disposition of awards which may be granted under the Amended 1997 Plan. The discussion is based upon the provisions of the Code and the regulations and rulings promulgated thereunder, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary reflects generally contemplated consequences and does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to an individual award holder’s situation, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute long-term capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-statutory Stock Options. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option, and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. Upon the exercise of a Non-statutory Stock Option, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option.

Section 162(m). Generally, Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m)). Our Section 162(m) covered employees are the principal executive officer and our three next highest-paid officers other than the principal financial officer. The Section 162(m) deduction limitation does not apply to certain performance-based compensation that satisfies certain requirements of Section 162(m). The Amended 1997 Plan is intended to permit the Committee to grant certain Non-statutory stock options to covered executive officers that is intended to constitute qualified performance-based compensation for purposes of Section 162(m). However, we can provide no assurances that the Internal Revenue Service would agree that certain of the Relevant Options (as defined below in Proposal 2) are exempt from the Section 162(m) deduction limitation, whether or not the stockholders approve of the Amendment to the Plan.

The Amended 1997 Plan is not qualified under Section 401(a) of the Code. Based upon current law and published interpretations, we do not believe that the Amended 1997 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the Amended 1997 Plan. No consideration has been given to the effects of state, local, or other tax laws on the Amended 1997 Plan or award recipients.

Parachute Payment Sanctions. Certain provisions of the Amended 1997 Plan or provisions included in an award agreement may afford a recipient special protections or payments which are contingent on a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute “parachute payments” that, when aggregated with other parachute payments received by the recipient, if any, could result in the recipient receiving “excess parachute payments” (a portion of which would be allocated to those protections or payments derived from the award). We would not be allowed a deduction for any such excess parachute payments, and the recipient of the payments would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed.

Required Vote

This proposal requires approval by the affirmative vote of a simple majority of the stockholders who, being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

The Board of Directors recommends voting “FOR” this proposal.

PROPOSAL 2 : RATIFICATION OF OPTIONS GRANTED UNDER THE 1997 KEY EMPLOYEE STOCK OPTION PLAN

In connection with a review of the Plan, the Company realized that certain options detailed below (the “Relevant Options”) had been granted by the Company in 2008 and 2010 pursuant to the Plan after the Plan’s 2007 expiration date. The Company now requests that the stockholders ratify the grant of the Relevant Options as having been granted pursuant to the Plan in accordance with their terms. The Relevant Options have been consistently reported in each of the Company’s periodic reports and proxy statements since the dates of grant of the Relevant Options. The Board and the Company’s management believe that ratification of the grant of the Relevant Options by the Company’s stockholders as having been granted pursuant to the Plan is in the best interests of the Company and its stockholders because it assures avoidance of the potential negative impacts of failure to approve the Relevant Options discussed below under the heading “Potential Impacts of Failure of our Stockholders to Approve the Relevant Options.”

The Company is requesting that stockholders ratify the grants of the Relevant Options under the Plan in order to ensure compliance with NASDAQ rules applicable to listed companies. Pursuant to the authority granted the Board under the Plan, the Board has already approved the extension of the Plan’s term to November 14, 2017, and has ratified and approved the grants of the Relevant Options under the Plan.

Relevant Options

The Relevant Options provide the holder with the right to purchase the Company’s Common Stock in an amount and at the exercise price set forth in the table below. Each option expires ten years from its date of grant, and vests in four equal annual installments beginning one year following the date of grant. The average market values of the Company’s Common Stock on applicable dates of grant, December 5, 2008, February 25, 2010 and August 5, 2010 were $8.78; $21.95 and $26.48, respectively. The Relevant Options have terms as detailed in the following summary table:

Date of Grant	Exercise Price	Aggregate Number of Shares Granted (1)	Number of Optionees
December 5, 2008	$8.78	292,000	37
February 25, 2010	$21.95	40,000	2
August 5, 2010	$26.48	86,000	9

(1)	Adjusted for the Company’s 2-for-1 split of its Common Stock effected in the form of a stock dividend (the “Stock Split”).

While it is not possible to predict with certainty the amounts of awards that may be granted under the Amended 1997 Plan, the following is a summary of the Relevant Options (which includes all of the options set forth in the table above) granted in the past:

Amended 1997 Plan Benefits
Name and Position	Dollar Value ($) (1)	Number of Shares
Gary D. Owens, Chief Executive Officer	$4,092,280	70,000

Michael J. Sheen, Senior Vice President and Chief Technical Officer	$3,287,005	60,000

Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary	$3,533,457	50,000

Walter R. Wheeler, Executive Vice President and Chief Operating Officer	$966,840	26,000

Robbin B. Adams, Executive Vice President and Chief Project Engineer	$832,090	26,000

Executive Group	$12,711,672	232,000

Non-Executive Director Group		0

Non-Executive Officer Employee Group	$8,751,135	186,000

(1)	Amounts in this column represent the aggregate value of stock-based compensation granted in the past pursuant to the Plan, based on (i) the actual value realized upon exercise for options which have been exercised or (ii) an estimate of the value of Company’s stock price at $75.00 for options which have not yet been exercised. The actual value that a recipient may realize or has realized depends on the excess of our stock price over the exercise price on the date the options are exercised.

Potential Impacts of Failure of Stockholders to Ratify the Grants of the Relevant Options

The Board believes that the Company may be exposed to the following risks if the grants of the Relevant Options are not approved by our stockholders:

1.	Because of the NASDAQ determination letter received by the Company and the Company’s plan to regain compliance with NASDAQ listing rules that require stockholder ratification of the Relevant Options, failure to gain such approval may cause the Company’s Common Stock to be de-listed from the NASDAQ exchange, which would result in decreased liquidity for the Company’s Common Stock.

2.	Certain employees were granted Relevant Options pursuant to stock option agreements signed by both the Company and the employees that indicated the grants were made under the Plan. The Company believes that if the Relevant Options are not approved by the stockholders, the Company will face exposure to claims by certain of the impacted employees that they are due cash option cancellation payments. The Company estimates that the magnitude of this potential exposure would be approximately $10 million, however this amount may vary significantly depending on the price of the Company’s Common Stock.

3.	The Company may have additional liability under the Securities Act of 1933, as amended (the “Securities Act”), resulting from the exercise and subsequent sale of Common Stock acquired under the Relevant Options by Company employees prior to the approval of the Amendment.

Interaction of this Proposal 2 with Proposal 1, above, to Amend the 1997 Key Employee Stock Option Plan

Proposal 1 described above retroactively amends the Plan to be effective continuously from 1997 until 2017, which would include the period during which the Relevant Options were granted. While the Company continues to believe that its prior presentation of a single proposal was consistent with the applicable rules, the Company has separated the matter of the adoption of the amendment to the Plan (which is contained in Proposal 1) from the ratification of the grant of the Relevant Options (Proposal 2). The Company will treat the two proposals as separate, and approval by the stockholders of Proposal 1 will not ratify the issuance of the Relevant Options under the Plan unless Proposal 2 is also approved.

Required Vote

This proposal requires approval by the affirmative vote of a simple majority of the stockholders who, being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

The Board of Directors recommends voting “FOR” this proposal.

Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s Board of Directors may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2014 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 5, 2013 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2014 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2014 to be received by the Company no later than November 21, 2013, and to be received by the Company no earlier than October 24, 2013, subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

EXHIBIT A

AMENDMENT NO. 6 TO

GEOSPACE TECHNOLOGIES CORPORATION

1997 KEY EMPLOYEE STOCK OPTION PLAN

THIS AMENDMENT by Geospace Technologies Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, effective as of November 15, 1997, the Board of Directors of OYO Geospace Corporation adopted the OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the “Plan”);

WHEREAS, the name of OYO Geospace Corporation has been changed to Geospace Technologies Corporation;

WHEREAS, the Board of Directors of the Company has determined to amend and readopt the Plan to extend the term of the Plan, to reflect the change in name of the Company, and to make certain other technical revisions to the Plan;

WHEREAS, the stockholders of the Company previously approved the reservation of 1,250,000 shares of the Common Stock of the Company for issuance under the Plan;

WHEREAS, on October 18, 2012, the Company declared a two-for-one stock split in the form of a stock dividend of shares of the Common Stock of the Company payable to the holders of Common Stock of the Company of record on October 15, 2012; and

WHEREAS, the Board of Directors of the Company has adopted this Amendment contingent upon the approval of the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED THAT the Plan is amended, readopted and extended as follows:

(1) Section 1.2 of the Plan is hereby amended in its entirety to provide as follows:

1.2 EFFECTIVE DATE OF PLAN. The Plan is effective November 15, 1997, if within one year of that date it shall have been approved by at least a majority vote of stockholders voting in person or by proxy at a duly held stockholder’s meeting, or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a duly held meeting of stockholders. No Award shall be granted pursuant to the Plan after November 14, 2017.

(2) Article II of the Plan is hereby amended by adding thereto the following new Section 2.2:

2.2 “AWARD” means any Nonqualified Option, Incentive Option or Restricted Stock award granted under the Plan.

(3) Section 2.6 of the Plan is hereby amended in its entirety to provide as follows:

2.6 “COMPANY” means Geospace Technologies Corporation, a Delaware corporation.

(4) Section 2.14 of the Plan is hereby amended in its entirety to provide as follows:

2.6 “PLAN” means the Geospace Technologies Corporation 1997 Key Employee Stock Option Plan as it may be amended from time to time.

A-1

(5) Article II of the Plan is hereby amended by adding thereto the following new Section 2.18:

2.18 “SECTION 409A” means section 409A of the Code and other guidance promulgated by the Internal Revenue Service under Section 409A of the Code.

(6) Article II of the Plan is hereby amended by adding thereto the following new Section 2.19:

2.19 “SHARE” means a share of Common Stock of the Company.

(7) Article II of the Plan is hereby amended by changing the Section numbers of the Sections to reflect the addition of the new Sections pursuant to this amendment.

(8) Section 4.2 of the Plan is hereby amended in its entirety to provide as follows:

4.2 DEDICATED SHARES. Subject to adjustment as provided in Section 4.5, the aggregate number of Shares that may be issued under the Plan shall be 1,125,000 Shares (2,250,000 Shares following the stock split in the form of a stock dividend on October 18, 2012). The Shares that are available for issuance under the Plan may be issued in any form of any Award authorized under the Plan. Any Shares that are the subject of Awards under the Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Shares shall again immediately become available to be issued pursuant to Awards granted under the Plan. If Shares are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares shall be treated as Shares that have been issued under the Plan, and the number of such Shares shall not again be available for issuance under the Plan. If Shares are tendered in payment of an option price of an Option, such Shares shall not be available for issuance under the Plan.

The following rules shall apply to grants of Awards under the Plan:

(i) Incentive Stock Options. The aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan is 1,125,000 Shares (2,250,000 Shares following the stock split in the form of a stock dividend on October 18, 2012).

(ii) Options. The maximum aggregate number of Shares that may be subject to Options granted in any one calendar year to any one employee shall be 400,000 Shares (800,000 Shares following the stock split in the form of a stock dividend on October 18, 2012) determined as of the date of grant.

(iii) Adjustments. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

(9) Article V of the Plan is hereby amended by adding thereto the following new Section 5.9:

5.9 RESTRICTIONS ON REPRICING AND EXTENSIONS OF EXERCISABILITY OF OPTIONS. Except as provided in Section 4.5, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price). Further, the Committee may not lower an option price of an Option (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price) to the extent that doing so would subject the Employee to additional taxes under Section 409A. The exercisability of an Option shall not be extended to the extent that such extension would subject the Employee to additional taxes under Section 409A.

A-2

Proxy - Geospace Technologies Corporation

This Proxy is solicited on behalf of the Board of Directors.

Proxy – Special Meeting of Stockholders – August 20, 2013

The undersigned holder of common stock of Geospace Technologies Corporation (“GEOS”) hereby appoints Gary D. Owens and Thomas T. McEntire, or either of them, proxies of the undersigned with full power of substitution, to vote at the Special Meeting of Stockholders of GEOS to be held at 9:00 a.m. on August 20, 2013, at the GEOS corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the amendment of the 1997 Key Employee Stock Option Plan and (ii) FOR ratification of certain stock options issued under the 1997 Key Employee Stock Option Plan.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on August 19, 2013, or (ii) properly complete and return this proxy card at or prior to the Special Meeting of Stockholders on August 20, 2013.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]
[Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas	☒

Special Meeting Proxy Card

[A] Other Matters - The Board of Directors recommends a vote FOR proposals 1 and 2.

	For	Against	Abstain
1. To Amend the 1997 Key Employee Stock Option Plan to Extend its Term	☐	☐	☐

2. To Ratify the Grant of Certain Stock Options Issued under the 1997 Key Employee Stock Option Plan	☐	☐	☐

[B] Non-voting items

Change of address – Please print your new address below	Comments – Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting	☐

[C] Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)
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